Exhibit 10.2

CONSULTING AGREEMENT AND RELEASE

THIS CONSULTING AGREEMENT AND RELEASE (“Agreement”) is entered into this 17th day of September, 2012, by and between THE WILLIAMS COMPANIES, INC., a Delaware corporation (“Williams” or the “Company”), and PHILLIP D. WRIGHT (“Consultant”);

WHEREAS, Consultant has retired from the Company, effective April 1, 2012 (“Separation Date”); and

WHEREAS, Williams wishes to avail itself of Consultant’s knowledge, expertise, and experience as a former Executive Officer of the Company by utilizing the services of Consultant after his retirement; and

WHEREAS, Consultant is willing to provide services to Williams upon the terms and conditions set forth below; and

WHEREAS, the Company has agreed to provide Consultant with those Company Payments described in Paragraph 3 below in exchange for Consultant’s consulting services and his comprehensive release and agreements concerning non-competition and non-solicitation of the Company’s employees, and maintaining confidentiality;

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, and intending to be legally bound, the Company and Consultant hereby agree as follows:

1. Consulting Services.

(a) During the period beginning on the Effective Date (defined in Paragraph 5 below) and continuing through April 1, 2014 (the “Consulting Period”), Consultant shall provide to Williams, including its subsidiaries and affiliates, consulting services commensurate with his status and experience as a Williams Executive Officer with respect to such matters as shall be reasonably requested from time to time by the Chief Executive Officer of Williams or his or her designee (the “Williams Representative”), provided that Consultant shall not be required to provide such services during any period when he is unable to perform due to his health.

(b) Consultant shall provide consulting services to Williams only as needed and when reasonably requested by the Williams Representative, provided that, without his prior consent, Consultant shall not be required to devote more than thirty-five (35) hours in any calendar month to the performance of any consulting services hereunder. Consultant agrees that in the event that unanticipated business circumstances on the part of Williams necessitate his devoting more than thirty-five (35) hours in any calendar month to performing services under this Agreement, Consultant will obtain approval from the Williams Representative and the Executive Officer Team member for whom the services are being provided prior to providing such services. Such approval shall be given only upon (i) concurrence of such Williams Representative and the Executive Officer Team member that such additional services are required to meet Williams’ valid business needs and (ii) assurance that Consultant’s services over the term of the Agreement will not exceed more than twenty percent (20%) of the average level of services rendered by Consultant to Williams during the thirty-six (36) month period immediately preceding the Separation Date. Consultant shall determine the time and location at which he shall perform such services, subject to the right of the Williams Representative to reasonably request by advance written notice that such services be performed at a specific time and at a specific location. Consultant shall honor any such request unless he is unable to perform due to his health, or he has a conflicting business commitment that would preclude him from performing such services at the time and/or place requested by the Williams Representative, and in such circumstances, shall make reasonable efforts to arrange a mutually satisfactory alternative. Williams shall use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any other business activity of Consultant.

(c) Consultant shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of Williams or any of its affiliates during the Consulting Period, and shall not have the power or authority to contract in the name of or bind Williams or any of its affiliates. Consultant shall at all times be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid to him hereunder.

(d) This Agreement is personal to Consultant and all of the services required of Consultant hereunder shall be performed personally by him.

2. Termination of Consulting Services. Williams may terminate the Consulting Period at any time prior to April 1, 2014 by giving notice to Consultant in accordance with Paragraph 20, but the parties agree and acknowledge that Williams shall only be entitled to a pro-rata refund of the Initial Company Payment (defined in Paragraph 3 below) in the event that the Agreement is terminated solely for cause, which shall be limited to either (i) the conviction of Consultant of a felony which has a substantial effect on Williams’ business or reputation, or (ii) the continual and repeated failure of Consultant to perform the services required of him hereunder, after written notice of the alleged failures and an opportunity to cure has been given. Consultant may only terminate this Agreement due to a material breach hereof by Williams.

3. Company Payments. In accordance with the Company’s normal pay cycle, but not earlier than eight (8) days following Consultant’s execution of this Agreement and provided that Consultant does not exercise his right to revoke this Agreement as set forth in Paragraph 5 below, the Company shall pay Consultant the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (“Initial Company Payment”). A second payment of Two Hundred Fifty Thousand Dollars ($250,000.00) (“Final Company Payment”) shall be paid on April 1, 2014 (the Initial Company Payment and the Final Company Payment being sometimes referred to herein individually as a “Company Payment” and jointly as the “Company Payments”), provided that if the Agreement is terminated by Williams or Consultant in accordance with Paragraph 2 above prior to April 1, 2014, Consultant shall forfeit all right to receive any portion of the Final Company Payment.

The Company Payments shall be paid in exchange for Consultant’s performing the services described herein, and in exchange for Consultant’s covenants and promises contained in this Agreement, including, but not limited to, Consultant’s covenants not to compete and not to solicit. Each of the Company Payments described above shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

Consultant acknowledges and agrees that:

(a) Company Payments made under this Agreement are in addition to and not in lieu of any payment(s) and/or benefits Consultant is otherwise entitled to receive under the terms of any of the Company’s policies, bonus plans, or any other correspondence regarding the terms and conditions of his employment, and Consultant agrees that the Company has paid Consultant all compensation to which he may be entitled through the Separation Date for all work performed and all accrued, unused paid time off, including, but not limited to, all salary, bonus, and expense reimbursement; and

(b) Except as provided in Paragraph 6 below, Consultant shall not be entitled to receive any other compensation, bonuses or benefits provided to Williams employees in exchange for the services provided by Consultant during the Consulting Period or any time thereafter. However, Williams will reimburse Consultant for reasonable and necessary travel expenses, including costs for transportation, meals and lodging that Consultant may incur in connection with his performance of services under this Agreement. All requests for reimbursement shall be submitted with appropriate documentation not later than December 31, 2014 and shall be reimbursed not later than December 31, 2015.

(c) If a Company Payment could be made in either of two (2) calendar years, it will be made in the latter year.

4. Release. In consideration of the Company Payments and other benefits provided hereunder, Consultant, for himself, his attorneys, and his heirs, executors, administrators, successors and assigns, does hereby fully, finally and forever release and discharge Company and its subsidiaries, affiliates, predecessors, successors and assigns and their respective officers, directors, employees, representatives, agents and fiduciaries, de facto or de jure or benefit plans (“Released Parties”) of and from any and all charges, claims, actions (in law or in equity), suits, demands, losses, expenses, damages, debts, liabilities, obligations, disputes, proceedings, or any other manner of liability (known or unknown) including, but not limited to, (a) any claims for wrongful discharge, retaliatory discharge (including but not limited to any claim for alleged failure to perform an illegal act), fraud, breach of contract, constructive discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, public policy, tort, unpaid wages, or any other claim grounded in contract, tort, public policy, or common law; and (b) any claims arising from, in whole or in part, the employment relationship between the Company or one of its subsidiaries or affiliates and Consultant or the termination thereof which exist, or have heretofore accrued, fixed or contingent, known or unknown, including (but not limited to) claims based upon age, sex, race, national origin, disability, requests for and/or utilization of leave, harassment, retaliation, or any other violation of any equal employment opportunity law, ordinance, rule, regulation, or order, including but not limited to, claims under the following:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	The Lilly Ledbetter Fair Pay Act of 2009;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended (as more fully explained in Paragraph 5 below);

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The National Labor Relations Act, as amended;

•	The Labor Management Relations Act, as amended;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Texas Human Rights Act;

•	The Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq.;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; or

•	Any allegation for costs, fees, or other expenses, including attorneys’ fees, incurred in these matters.

Excluded from this Agreement are any claims that cannot be waived by law, including but not limited to, the right to file a charge with or participate in an investigation conducted by the EEOC or any applicable federal, state, or local government agency. Consultant is waiving, however, his right to any monetary recovery or relief should the EEOC or any other agency or commission pursue any claims on his behalf. Consultant acknowledges and affirms that this Agreement is in nature and character both general and specific and that the specific descriptions and details hereinafter and hereinabove set forth do not in any manner limit or otherwise affect the general nature and character of this Agreement or the application thereof to Company and Consultant. This Agreement does not release or discharge any claim or rights which might arise out of the actions of the Company after the Effective Date.

5. Waiver of Claims under the Age Discrimination in Employment Act, as Amended. Consultant understands that the Release set forth in Paragraph 4 above includes a waiver of all claims he may have against any of the Released Parties, up to the date this Agreement is executed by him, under the Age Discrimination in Employment Act, as amended (the “ADEA”). Consultant further understands and acknowledges the following:

•	The Company has provided him, at his option, twenty-one (21) days from the date this Agreement was first presented to him in order to consider the Agreement. Failure by Consultant to return to the Company an Agreement executed by Consultant within twenty-two (22) days from the date this Agreement was first presented to him will void the Agreement and Consultant will forfeit any right to accept the terms and conditions hereof or to receive any payment hereunder;

•	He understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits, and benefit plans;

•	He understands that, through this Agreement, he is waiving, releasing, and forever giving up any and all claims under the ADEA he may have had against the Released Parties that may have existed on or prior to the date upon which he executes this Agreement;

•	He understands that any claims under the ADEA that may arise after the date this Agreement is executed by him are not waived;

•	He has carefully read and fully understands all of the terms and provisions of this Agreement;

•	He is hereby advised to consult with an attorney of his choice before entering into this Agreement. Consultant is responsible for paying his attorney’s fees and costs, if any. By signing this Agreement, Consultant acknowledges that he has consulted or had an opportunity to consult with an attorney or a representative of his choosing, if any, and he is not relying on any advice from the Company or its agents or attorneys in his decision to execute this Agreement;

•	He is receiving consideration for his waiver of claims under the ADEA that is in addition to anything of value to which he is already entitled;

•	He has a period of seven (7) days following his execution of this Agreement to revoke this Agreement (“Revocation Period”) by delivering a letter of revocation to Robyn Ewing, at One Williams Center, Tulsa, OK 74172 or robyn.ewing@williams.com; and

•	He understands that this Agreement shall not become effective and enforceable until the Revocation Period has expired (“Effective Date”).

6. No Release of Vested Benefits or Health and Welfare Benefits. Consultant does not, by signing this Agreement, release or discharge any right to any vested, deferred benefit in any qualified employee benefit or incentive plan which provides for retirement, pension, savings, thrift and/or employee stock ownership or any benefit due Consultant as a participant in any employee health and welfare plan, as such terms are used under ERISA, maintained by any of the Released Parties which employed Consultant. Consultant’s rights under any such employee benefit or incentive compensation plan shall be governed by the terms of such plan. Consultant understands and acknowledges, however, that pursuant to the Company’s PTO Policy, Consultant will not accrue any additional PTO while performing services as a consultant under this Agreement.

7. Confidentiality/Company Property.

(a) Consultant shall keep confidential the existence of this Agreement, its terms, contents, conditions, proceedings and negotiations, he will make no statements or representations relating thereto, except to his attorney or tax advisor, his spouse, or as may otherwise be allowed or required by law.

(b) Consultant shall not, at any time during or after the Consulting Period, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of Williams or (ii) other technical, business, proprietary or financial information of Williams not available to the public generally or to the competitors of Williams (“Confidential Information”), except to the extent that such Confidential Information (A) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Consultant, (B) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Consultant gives prompt notice of such requirement to Williams to enable Williams to seek an appropriate protective order, or (C) is necessary to perform properly Consultant’s duties under this Agreement.

(c) Promptly following the earlier of the expiration of the Consulting Period or the termination of this Agreement by Williams or Consultant, Consultant shall surrender to Williams all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

(d) Consultant acknowledges that this Paragraph 7 is a separate agreement, and the Company is granted the right of specific performance to enforce the provisions of this Paragraph 7. Consultant also acknowledges that this Paragraph 7 is a material term of this Agreement and that its breach could result in damage to the Company that may be difficult to ascertain and that upon any such breach or in reasonable anticipation of any such breach, the Company will be entitled to an order of any court of competent jurisdiction to enjoin such breach.

8. Noncompetition, Nonsolicitation, and Noninterference. In exchange for the consideration provided in this Agreement, during the term of this Agreement and for a period of two (2) years following the earlier of the expiration of the Consulting Period or the termination of this Agreement by Williams or Consultant, Consultant will not, directly or indirectly, either for himself or any other person:

(a) In a material way, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business within the United States and Canada (i) engaged in any businesses or activities in which the Company is developing or engaged during the Consulting Period or (ii) that would otherwise compete with any business or activities in which the Company is developing or engaged during the Consulting Period;

(b) Induce or attempt to induce any employee of the Company or its affiliates to leave the employ of the Company or its affiliates or employ, or engage as an independent contractor, or otherwise, any employee of the Company or its affiliates; or

(c) Induce or attempt to induce any consultant, customer, supplier, or business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way solicit the business of or interfere with the relationship between the Company or its affiliates and, any consultant, supplier, or business relation of the Company or its affiliates.

Consultant agrees and acknowledges that the foregoing covenants are reasonable with respect to their duration, geographical area, and scope and will not in any way prevents Consultant from obtaining employment or earning the livelihood to which he is accustomed. In the event of a breach by Consultant of any of the foregoing covenants, the term of such covenant will be extended by the period of the duration of such breach.

Notwithstanding the provisions of Paragraph 8 to the contrary, Consultant may act as a director, stockholder, investor or employee of or consultant to any corporation or enterprise with regard to the business or businesses referred to above with the prior written consent of Williams, such consent not to be unreasonably withheld. Consent is expressly given for Consultant’s existing services as a director for Piedmont Natural Gas.

9. Enforcement. The parties agree that Williams would be damaged irreparably in the event that any provision of Paragraph 7 or 8 of this Agreement was not performed in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, Williams and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

10. Consultant’s Miscellaneous Covenants. By signing this Agreement, Consultant covenants, agrees, represents and warrants that:

(a) Consultant has not filed and will not in the future file any lawsuits, complaints, petitions or accusatory pleadings in a court of law against any of the Released Parties based upon, arising out of or in any way related to any event or events occurring prior to the signing of this Agreement, including, without limitation, his employment with any of the Released Parties or the termination thereof;

(b) This Agreement specifically includes, without limitation, all claims asserted by or on behalf of Consultant against any of the Released Parties, together with all claims which might have been asserted by or on behalf of Consultant in any suit, claim (known or unknown), or grievance against any of the Released Parties for or on account of any matter or things whatsoever up to and including the date Consultant signs this Agreement; and

(c) Consultant has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein and acknowledges that this Agreement shall be binding upon Consultant and upon his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

11. No Admission of Liability. Notwithstanding the provisions of this Agreement and the payments to be made by Company to Consultant hereunder, Released Parties do not admit any manner of liability to Consultant. This Agreement has been entered into as a means of settling any and all disputes that have or may have arisen between Released Parties and Consultant.

12. No Tax Advice. Consultant agrees and acknowledges that the Company has made no representations to him regarding the tax consequences of the money paid pursuant to this Agreement, and that he shall rely upon his own tax advice with respect to any taxes owed on any of such monies. Consultant shall be solely responsible for the payment of any federal, state or local taxes owed by Consultant as a result of his receipt of money or benefits paid pursuant to this Agreement.

13. Indemnification and Hold Harmless. Pursuant to Article VIII of the Bylaws of The Williams Companies, Inc., and to the extent permitted by law, Company will defend and indemnify Consultant with regard to claims brought against Consultant by third parties and arising from actions taken by Consultant in his capacity as an officer and agent of Company. Consultant, however, shall hold harmless Williams, its subsidiaries and affiliates, and its and their respective shareholders, officers, directors, employees and attorneys against any damage, injury, death, claim, loss, charge or expense (including, without limitation, attorneys’ fees and court costs and the costs of investigation) of any party, including Consultant, arising out of or relating to, or claimed to arise out of or relate to, Consultant’s gross negligence or willful misconduct in performing consulting services in accordance with this Agreement.

14. Binding Effect. By signing this Agreement, the parties agree and acknowledge that they have carefully read and fully understood the contents of this Agreement, and that this Agreement has been freely signed by the party executing this Agreement. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, officers, directors, agents, attorneys, parents, subsidiaries and affiliates.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the facts and matters stated herein and supersedes any and all prior understandings, agreements or representations or understandings, whether written or oral, prior to the date hereof.

16. Governing Law and Venue. This Agreement and the rights and obligations hereunder shall be construed in all respects in accordance with the internal laws of the State of Texas without reference to the conflict of laws provisions thereof. Should any provision of this Agreement be found or declared or determined by a court of competent jurisdiction to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and any such invalid part, term or provision shall be deemed not to be a part of this Agreement. Any litigation concerning this Agreement or the facts or matters described herein shall be brought only in a court of competent jurisdiction in Tulsa County, Tulsa, Oklahoma, and the parties hereby waive personal jurisdiction and any objections to venue.

17. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by both Consultant and a duly authorized representative of Company.

18. Headings. The headings of paragraphs or subparagraphs herein are included solely for convenience or reference and will not control the meaning or interpretation of any of the provisions of this Agreement.

19. Severability. In the event that the covenants or agreements Consultant has made herein are determined by any court of competent jurisdiction to be invalid or unenforceable by reason of their extending over too great a geographical area, by reason of their being too extensive in any other respect, or for any other reason, such covenants shall be interpreted to extend only over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court. If any such covenant or agreement is so held to be invalid or unenforceable, the other covenants and agreements will remain in full force and effect.

20. Notices. Any and all notices required to be sent pursuant to the terms of this Agreement will be sent by registered or certified mail or be personally delivered to the parties hereto at the following addresses or such other addresses as they may designate:

From Consultant to Williams:	Williams Companies, Inc. One Williams Center Tulsa, OK 74172 Attention: Robyn Ewing
From Williams to Consultant:	Phillip D. Wright

[Address]

[City, State, Zip]

The parties hereto knowingly and voluntarily executed this Consulting Agreement and Release as of the date first set forth above:

THE WILLIAMS COMPANIES, INC.

By:	/s/ Robyn Ewing
Robyn Ewing Senior Vice President, Strategic Services and Administration and Chief Administrative Officer

/s/ Phillip D. Wright
Phillip D. Wright